Exhibit 99.1

IAC’s Ask.com Acquires The About Group from the New York Times Company

NEW YORK, August 26, 2012 /PRNewswire/ — Today IAC (Nasdaq: IACI) announced that Ask.com has agreed to acquire 100% of The About Group from The New York Times Company (NYSE: NYT) for $300 million in cash.

“The About.com acquisition is completely in line with IAC’s M&A strategy of acquiring, at disciplined valuations, companies that are complementary and synergistic with both our existing businesses and our areas of expertise,” said Greg Blatt, CEO of IAC. “We are extremely excited to bring these two businesses together; About.com’s content will differentiate and greatly increase the authority of Ask.com’s offerings, while Ask’s expertise in search technology and user experience will improve the discoverability of existing content on About.com. The complementary nature of these two businesses will provide significant synergies going forward, and thus we expect that About.com will generate more profit as a part of Ask.com and IAC than it has been able to over the last few years.”

With nearly 1,000 topic sites and more than three million unique articles, About.com is one of the most comprehensive content and reference libraries on the Internet, offering expert, quality content across 90,000 topics that helps users find solutions to a wide range of daily needs. Globally, nearly 100 million unique users visit About.com on a monthly basis. Ask.com, with more than 100 million users globally of its own, is one of the leading search and Q&A platforms on the internet.

“This is a rare merger with true bilateral synergies,” said Joey Levin, CEO of IAC Search & Applications. “On the one hand, the Ask.com search and content business has generated exceptional revenue and profit growth by marketing and distributing a quality consumer search and Q&A experience, and About provides Ask with a tremendous amount of quality content to further enhance that experience and the credibility of the Ask brand.  On the other hand, About.com has created, and today continues to grow, a library of content which consumers love across a vast array of categories, and we can now market and distribute that content and the About brand through Ask and significantly increase traffic and profitability at About.”

Upon closing, The About Group will join IAC’s Search and Applications reporting segment, joining Ask.com, Dictionary.com, Mindspark, nRelate, and Pronto. Darline Jean, About’s CEO, will report to Doug Leeds, Ask.com CEO.  This segment has recorded double digit growth for the last two years, consistently outperforming expectations and driving the company’s total revenue and profits.  The deal was signed on Sunday August 26, 2012.

About IAC

IAC (NASDAQ: IACI) is a leading media and Internet company comprised of more than 150 brands and products, including Match.com, Ask.com, CollegeHumor, and CityGrid Media.

Focused in the areas of Search, Match, Local and Media, IAC’s family of websites is one of the largest in the world, with nearly a billion monthly visits across more than 30 countries. The company is headquartered in New York City with offices in various locations throughout the U.S. and internationally.  To view a full list of the companies of IAC, please visit our website at www.iac.com.

###

Contact Information:

IAC Corporate Communications
Justine Sacco / justine.sacco@iac.com

(212) 314-7326

IAC Investor Relations

Nick Stoumpas / nick.stoumpas@iac.com

(212) 314 - 7495